AMENDMENT NO. 3 TO
AGREEMENT AND PLAN OF MERGER
DATED FEBRUARY 19, 2001

       THIS AMENDMENT NO. 3 to Agreement and Plan of Merger is made and entered into this 7th day of September, 2001, by and among VAIREX CORPORATION, a Colorado corporation ("Vairex"), GUARDIAN TECHNOLOGIES INTERNATIONAL, INC., a Delaware corporation ("Guardian") and GUARDIAN ACQUISITION CORPORATION, a Colorado subsidiary of Guardian ("GAC").

WITNESETH:

       WHEREAS, the parties executed and delivered a certain Agreement and Plan of Merger dated as of February 19, 2001 (the "Merger Agreement"), an Amendment No. 1 to such Merger Agreement dated April 10, 2001 ("Amendment No. 1"), an Amendment No. 2 to such Merger Agreement dated May 21, 2001 ("Amendment No. 2"); and

       WHEREAS, the parties desire to modify and amend certain provisions of the Merger Agreement in the particulars hereinbelow set forth.

       NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained the parties agree as follows:

       1.     The Merger Agreement shall be amended as follows:

              a.      Section 4.1(a) of the Merger Agreement is hereby amended to provide that the aggregate number of shares of Guardian Stock issuable in the conversion of the Vairex Common and Preferred Stock shall be 38,250,000, subject to the adjustment provided for in Section 4.2(c) below.

              b.      Section 4.2(c) of the Merger Agreement is hereby amended to reflect that the total number of shares of Guardian Common Stock issuable to the holders of Vairex securities, ("Vairex Securityholders") including common stock, preferred stock and options and warrants exerciseable to purchase common or preferred stock shall be 38,250,000 shares, based upon Guardian having 6,750,000 shares of common stock outstanding. If on the Effective Time of the Merger the number of issued and outstanding shares of Guardian common stock is greater or less than 6,750,000, the number of shares of Guardian common stock issuable to the Vairex Securityholders will be increase or decreased proportionately, it being understood that immediately following the Effective Time of the Merger, the Vairex Securityholders shall own, in the aggregate, 85% of the total issued and outstanding shares of Guardian, excluding shares reserved for issuance pursuant to the exercise of Guardian options and warrants outstanding prior to the Merger.

              c.      Section 8.3(o) of the Merger Agreement is hereby amended to provide that on the Effective Time of the Merger, Guardian shall have no more than 4,020,000 shares of common stock reserved for issuance pursuant to the exercise of issued and outstanding options, warrants and other rights exerciseable to purchase or convertible into shares of common stock.

              d.      Section 11.6 of the Merger Agreement is hereby amended to reflect that as of the Effective Time of the Merger, Guardian will have issued and outstanding the number of shares of common stock set forth on Exhibit 11.6 to the Agreement, and no shares of preferred stock issued and outstanding.

              e.      Section 13.1(b) of the Merger Agreement is hereby amended to reflect that the Merger Agreement may be terminated by either party if for any reason the parties have failed to close the Agreement on or before March 31, 2002, provided that the party requesting termination has not been in default.

       2.      This Amendment may not be construed to amend the Merger Agreement in any way except as expressly set forth herein. The execution and delivery of this Amendment does not constitute and this Amendment may not be construed to constitute a waiver by any party of:

              a.      Any breach of the Merger Agreement by any party, whether or not such breach is now existing or currently known or unknown to the non-breaching party or parties; or

              b.      Any right or remedy arising from or available to a party by reason of a breach of the Merger Agreement by any other party or parties.

       3.      The parties hereby confirm that the Merger Agreement, as amended by Amendment No. 1, Amendment No. 2 and this Amendment No.3, is in full force and effect.

       4.      Unless otherwise defined herein, all capitalized terms shall have the meanings set forth in the Merger Agreement.

       IN WITNESS WHEREOF, the parties have signed this Agreement the date and year first above written.
Vairex:	VAIREX CORPORATION, a Colorado corporation,
By: /s/ Ski Milburn Ski Milburn, President and CEO
Guardian:	GUARDIAN TECHNOLOGIES INTERNATIONAL, INC., a Delaware corporation
By: /s/ J. Andrew Moorer J. Andrew Moorer, President and CEO
GAC:	GUARDIAN ACQUISITION CORPORATION, a Colorado subsidiary of Guardian,
By: /s/ J. Andrew Moorer J. Andrew Moorer, President and CEO